Exhibit 21.1

Car Charging Group, Inc.

List of Subsidiaries

As of December 20, 2016

Entity Name	State of Incorporation
350 Holdings, LLC	FL
Beam Charging, LLC	NY
Blink Acquisition, LLC	FL
Blink N.A., LLC	FL
Blink Network, LLC	AZ
Blink UYA, LLC	FL
Car Charging China Corp.	DE
Car Charging Group (CA), Inc.	CA
Car Charging International, LLC	FL
Car Charging Limited	Ireland
Car Charging, Inc.	DE
CarCharging (UK) Ltd	United Kingdom
CCGI / LAH, LLC	PA
CCGI / Mall of America, LLC	MN
CCGI / UPSI, LLC	FL
CCGI / WALCO, LLC	FL
CCGI Holdings, LLC	FL
CCGI/ PAT, LLC	PA
CCGI/Brixmor, LLC	NY
CCGI/FRIT	VA
CCGI/HORM, LLC	FL
CCGI-SPG/WPG, LLC	FL
EV Pass, LLC	NY
EVSE Management, LLC	FL